Exhibit 10.1
Schrödinger, Inc.
Seventh Amended and Restated Director Compensation Policy
Effective as of June 27, 2025 (the “Effective Date”)
The non-employee directors of Schrödinger, Inc. (the “Company”) shall receive the following compensation for their service as members of the Board of Directors (the “Board”) of the Company.
Director Compensation
Our goal is to provide compensation for our non-employee directors in a manner that enables us to attract and retain outstanding director candidates and reflects the substantial time commitment necessary to oversee the Company’s affairs. We also seek to align the interests of our directors and our stockholders and we have chosen to do so by compensating our non-employee directors with a mix of cash and equity-based compensation.
Cash Compensation
Subject to the section below titled “Non-Employee Director Compensation Limits,” effective as of the Effective Date, the fees that will be paid to our non-employee directors for service on the Board, and for service on each committee of the Board on which the director is then a member, and the fees that will be paid to the chairperson of the Board, if one is then appointed, and the chairperson of each committee of the Board will be as follows:

	Base	Incremental-Board Chair or Committee Chair	Incremental - Non-Chair Committee Members
Board of Directors	$50,000	$40,000 (Non-Executive Chair)	-
Audit Committee	-	$20,000	$10,000
Compensation Committee	-	$15,000	$7,500
Nominating and Corporate Governance Committee	-	$10,000	$5,000
Drug Discovery Committee	-	$15,000	$7,500
The foregoing fees will be payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on our Board, on such committee or in such position. There are no per-meeting attendance fees for attending Board or committee meetings.
Equity Compensation
Initial Grants. Subject to the section below titled “Non-Employee Director Compensation Limits,” beginning on the Effective Date, upon initial election to our Board, each non-employee director will be granted, automatically and without the need for any further action by the Board, initial equity awards of (i) an option to purchase a number of shares of our common stock having an aggregate value of $252,500 as of the date of grant, determined using a Black-Scholes valuation model; provided that in no event shall the number of shares underlying such option exceed 25,480 shares and (ii) restricted stock units (“RSUs”) for a number of shares of our common stock having an aggregate value of $252,500 as of the date of grant, determined using the closing price of our common stock on The Nasdaq Global Select Market on the date of grant; provided that in no event shall the number of shares underlying such RSUs exceed 15,190 shares. The option award shall have a term of ten years from the date of grant of the award. The option and the RSUs shall vest as to 33.3333% of the shares underlying each award on each of the first, second and third anniversaries of the date of grant of the awards, subject the director’s continued service as a director through each applicable vesting date. The vesting of the option and the RSUs shall accelerate as to 100% of the shares upon a Change in Control of the Company (as defined in the Company’s Executive Severance and Change in Control Benefits Plan, as amended from time to time). The exercise price of the option shall be the closing price of our common stock on the date of grant.
Annual Grants. Subject to the section below titled “Non-Employee Director Compensation Limits,” beginning in calendar year 2026, each non-employee director who is serving as a member of our Board will be granted, automatically and without the need for any further action by the Board, equity awards on the date of our annual meeting of stockholders for such year of (i) an option to purchase a number of shares of our common stock having an aggregate value of $126,250 as of the date of such annual meeting of stockholders, determined using a Black-Scholes valuation model; provided that in no event shall the number of shares of common stock underlying such option exceed 12,740 shares and (ii) RSUs for a number of shares of our common stock having an aggregate value of $126,250 as of the date of such annual meeting of stockholders, determined using the closing price of our common stock on The Nasdaq Global Select Market on the date of such annual meeting; provided that in no event shall the number of shares underlying such RSUs exceed 7,595 shares; provided, however, that for a non-employee director who was initially elected to the Board within the 12 months preceding the annual meeting of stockholders, the number of shares subject to such awards shall be pro-rated on a monthly basis for time in service. The option award shall have a term of ten years from the date of the award. The option and the RSUs shall vest on the twelve-month anniversary of the date of grant of the awards (or, if earlier, the date of the next annual meeting of stockholders following the date of grant of the awards), subject to the director’s continued service as a director through the applicable vesting date. The vesting of the option and RSUs shall accelerate as to 100% of the shares upon a Change in Control of the Company. The exercise price of the option shall be the closing price of our common stock on the date of grant.
The initial awards and the annual awards shall be subject to the terms and conditions of our 2022 Equity Incentive Plan, as amended, or any successor plan, and the terms of the option agreements entered into with each director in connection with such awards. For the avoidance of doubt, the initial awards and annual equity awards shall be subject to the limitation on non-employee director compensation set forth in the 2022 Equity Incentive Plan, as amended (or in any successor plan) and no cash shall be paid nor awards shall be granted pursuant to this Policy that would cause such limit to be exceeded (with, as needed, the cash, and equity awards being proportionately reduced such that the aggregate cash and value of equity awards does not exceed such limit).
Expenses
Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each non-employee director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and committees thereof or in connection with other business related to the Board, and each non-employee director shall also be reimbursed for his or her reasonable out-of-pocket business expenses authorized by the Board or a committee of the Board that are incurred in connection with attendance at various conferences or meetings with management of the Company, in accordance with the Company’s travel policy, as it may be in effect from time to time.
Non-Employee Director Compensation Limits
Until at least the date that is the four year anniversary of the Effective Date, each of the cash fees, Value of the initial award and Value of the annual award payable under this Policy to non-employee directors shall not exceed the 60th percentile of the cash fees, value of the initial award and value of the annual award, respectively, paid by the then-applicable Peer Group to their non-employee directors. For purposes of this Policy, (i) “Value,” for the purposes of determining the number of shares that will be subject to an initial award or an annual award, means the grant date fair value of such award for financial reporting purposes, and (ii) “Peer Group” means the peer group of the Company as approved by the Compensation Committee of the Board (the “Compensation Committee”) or the Board from time to time for the purposes of assessing non-employee director and/or executive compensation.
The Company will assess and determine its Peer Group annually based on such factors as the Compensation Committee or the Board, as applicable, deems relevant after discussion with the Compensation Committee’s independent compensation consultant, and shall consider, among other companies as determined appropriate by the Compensation Committee or the Board, as applicable, for selection as Peer Group companies those companies which are: (i) operating in the same industries as the Company (by reference to Global Industry Classification Standard code or similar reasonable identifiers), and (ii) similar in size to the Company based on market capitalization, revenues, or employees.
Further, and notwithstanding the foregoing, until at least date that is the four year anniversary of the Effective Date, this Policy shall not be amended in a manner inconsistent with the terms of the derivative settlement entered into by the Company on March 25, 2025 and referenced in the Current Report on Form 8-K filed by the Company on April 11, 2025.